EXHIBIT 99.1



                            [PUBLICIS GROUPE LOGO]

                                 PRESS RELEASE

                                                          Paris, January 3, 2006

          PUBLICIS GROUPE S.A. TO LAUNCH A SIMPLIFIED OFFER FOR ITS OWN
           EQUITY WARRANTS AT THE PRICE OF 9 (EURO) PER EQUITY WARRANT


                                  presented by

                    MORGAN STANLEY & CO INTERNATIONAL LIMITED

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The present Offer and the  dissemination  of the prospectus to the public remain subject to approval by the French Securities Commission named "AUTORITE DES MARCHES FINANCIERS" (the "AMF"). Pursuant to article 231-17 of the AMF General Regulation, the present statement was submitted to the AMF prior to its publication.
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                  ---------------------------------------------
THIS PRESS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL THE WARRANTS NOR DOES IT CONSTITUTE, OR FORM PART OF, ANY
SOLICITATION OF ANY OFFER OR INVITATION TO SELL ANY SECURITIES IN ANY JURISDICTION NOR SHALL IT (OR ANY PART OF IT), OR THE FACT OF ITS DISTRIBUTION, FORM THE BASIS OF OR BE RELIED ON IN CONNECTION WITH ANY CONTRACT THEREFOR. NO INDICATIONS OF INTEREST IN THE SOLICITATION OF OFFERS TO SELL ARE SOUGHT BY THIS PRESS RELEASE. THE TENDER OFFER WILL NOT CONSTITUTE AN OFFER TO BUY OR A SOLICITATION OF AN OFFER TO SELL WARRANTS UNDER CIRCUMSTANCES IN WHICH THE TENDER OFFER OR SOLICITATION IS UNLAWFUL. PERSONS WHO COME INTO POSSESSION OF THE TENDER OFFER DOCUMENTS SHOULD INFORM THEMSELVES AND OBSERVE ALL SUCH CIRCUMSTANCES AND RESTRICTIONS. ANY FAILURE TO COMPLY WITH THESE RESTRICTIONS
MAY  CONSTITUTE  A  VIOLATION  OF  THE  APPLICABLE   SECURITIES   LAWS  OF  THAT
JURISDICTION. NONE OF PUBLICIS OR ANY OF ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ADVISORS, AFFILIATES OR AGENTS WILL ASSUME ANY RESPONSIBILITY FOR ANY VIOLATION BY ANY PERSON OF ANY SUCH RESTRICTIONS. ANY HOLDER WHO IS IN ANY DOUBT AS TO HIS OR HER POSITION SHOULD CONSULT AN APPROPRIATE PROFESSIONAL ADVISOR WITHOUT DELAY.

Publicis Groupe has filed a tender offer with the AUTORITE DES MARCHES FINANCIERS, the French securities commission or "AMF", for the purchase of all outstanding equity warrants issued at the time of the Bcom3 merger in 2002 (the "Warrants").

The Supervisory Board of Publicis Groupe, at a meeting on January 2, 2006 under the chairmanship of Mrs. Elisabeth Badinter, unanimously approved this transaction which is aimed at simplifying the Group's balance sheet. The transaction had been proposed by the Management Board of Publicis Groupe.

At the time of the Bcom3 acquisition, Publicis Groupe issued 28,125,000 Warrants giving rights to the creation of 28,125,000 new shares. Since the expiration of applicable lock-up periods, Publicis Groupe has acquired 414,938 of these Warrants. At present there are 27,709,748 Warrants outstanding, which the Group is proposing to acquire at the price of EUR 9 per Warrant.

Dentsu Inc., which holds 6.2 million Warrants representing around 22% of the total, has informed Publicis Groupe of its decision to tender its Warrants into the offer.

The transaction is a key part of Publicis Groupe's ongoing program to simplify and strengthen its balance sheet. It will be an all-cash transaction, a reflection of the increased liquidity enjoyed by the Groupe since the launch of its "Focus On Cash" program in 2003.

If the proposed transaction led to the purchase of all 27.7 million outstanding Warrants, the offer would have a total value of approximately EUR 249 million. Warrants purchased in the offer will be cancelled, thus cancelling the potential creation of 27.7 million shares.

Efforts to simplify the Group's balance sheet began in September 2004 with the disposal of credit-linked notes acquired in 2003 and the corresponding redemption of the bond component of bond with attached equity warrants (the
OBSA), which had a total issue value of EUR 858 million.

In January 2005, Publicis Groupe undertook partial redemption of its OCEANE convertible bond maturing in 2018. At the time, 62% of bondholders accepted the offer, representing an amount of EUR 464 million.

After this transaction has been completed, Publicis Groupe does not currently contemplate further transactions to simplify its balance sheet. The Group's financial strategy has been focused on several key priorities:

     - Debt reduction: results achieved to date are very satisfactory and efforts will continue in the future.

     - Maintaining a good level of liquidity and a steady schedule of debt maturity dates, thus maintaining a stable capital structure

     - Gradual reduction of the potential for dilution resulting from equity-linked instruments, an objective largely met with the proposed offer.

     - Retirement of the complex financial instruments used to finance the major acquisitions that transformed the Groupe. This program ends with the current offer.

     - Carefully targeted acquisitions aimed at strengthening the Group's position in selected market and business segments.

In December 2005, Publicis Groupe was awarded an Investment Grade rating by two international rating agencies -- BBB+ by Standard & Poor's and Baa2 by Moody's, with a "Stable Outlook" in both cases. The agencies were informed of the possibility of this transaction and the repurchase of all outstanding Warrants for cash should not modify these ratings.

Maurice Levy, Chairman & CEO of Publicis Groupe, commented: "As promised, we are pursuing our commitment to simplify the Group's balance sheet with this repurchase, which should lead to the cancellation of a maximum 27.7 million potential shares. Cash flow generated by the Group over the past few years has allowed us to move ahead with a number of transactions that have greatly simplified our balance sheet and reduced future dilution of earnings per share. At the close of the current transaction, our capital structure will be strongand very stable, with future resources used to pursue our business development program and improve our returns per share."


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I. PRESENTATION OF THE TENDER OFFER
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The management  board of Publicis  Groupe S.A.  ("Publicis"  or the  "Offeror"),
during its meeting of January 2, 2006, determined to initiate a tender offer (the "Offer"), with respect to all 27,709,748 outstanding Publicis equity warrants (Code ISIN fr0000312928) issued on September 24, 2002 (the "Warrants") in connection with the acquisition of Bcom3 Group, Inc. ("Bcom3"). The supervisory board of Publicis which met on the same day recommended the Offer; the board's recommendation will be reproduced in the NOTE D'INFORMATION, the French offer document. Each Warrant gives the right to purchase one ordinary share of Publicis at a price of 30.5 euros (subject to customary adjustments resulting from financial operations) and can be exercised from September 24, 2013 to September 24, 2022.

The warrants held by the former shareholders of Bcom3 are subject to transfer restrictions contained in agreements entered into in connection with the Bcom3 acquisition. Half of the warrants initially held by the former Bcom3 shareholders are currently not transferable (this lock-up will expire with respect to one quarter of the warrants on March 24, 2006 and with respect to the remainder of the warrants on September 24, 2006; however, all the warrants held by Dentsu, Inc. are not transferable until July 12, 2012). Sales of warrants not subject to this lock-up are governed by an orderly marketing procedure until March 24, 2007. At the end of the Offer, these restrictions shall remain applicable to warrants which are not tendered into the Offer.

The Offer follows the simplified procedure provided by articles 233-1 et seq. of the AMF General Regulation, it being noted that the Offer will be:

     - centralized by Euronext Paris as an exception to the simplified procedure;

     - extended to, among others, holders in the United States and governed by the U.S. securities laws and regulations, given the significant number of Warrant holders residing in the United States (I.E., more than 60% of all holders who collectively hold more than 56% of the Warrants). In this regard, a separate information document distinct from the French offer document will be filed with the United States SECURITIES AND EXCHANGE COMMISSION ("SEC") under SCHEDULE TO and will be accessible on the SEC website (www.sec.gov).

The Offer price is 9 euros per Warrant.

According to the projected timetable, the Offer would be open for 22 French trading days, from Friday January 13 to Monday February 13, 2006 (6.00 P.M. Paris time) inclusive.

Pursuant to article 231-14 of the AMF General Regulation, Morgan Stanley acting on behalf of Publicis, filed the draft Offer with the AMF on January 3, 2006, and is guaranteeing the content of the Offer and its irrevocability.

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II. REASONS FOR THE OFFER AND INTENT OF THE INITIATOR
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1. REASONS FOR THE OFFER

The Offer forms a part of the overall financial strategy of Publicis which includes the four following principal components: debt reduction, maintenance of an appropriate level of liquidity and a steady schedule of debt maturity dates, retirement of the complex financial instruments which enabled the financing of those large transactions that transformed Publicis, and gradual reduction in the dilution of earnings per share resulting from equity-linked securities. The Offer is consistent with this strategy as the tendered Warrants will be automatically cancelled and any potential dilution related to the eventual exercise of such Warrants will disappear.

In addition, the Offer allows Warrant holders to transfer their Warrants before the expiration of the orderly marketing procedure and the expiration of the lock-up periods described above under paragraph "I", without the impact of the current low liquidity of the market for the Warrants.

2. INTENT OF THE INITIATOR

No modification of the provisions of Publicis' STATUTS (by-laws) related to its corporate purpose or to the terms and conditions of its management is contemplated after the Offer. No change relating to employment or to dividend policy, with respect to distributable sums, is expected in relation to the Offer.

In the event that on completion of the Offer the number of Warrant holders residing in the United States of America is less than 300, Publicis intends to terminate the registration of the Warrants with the SEC (a procedure known as << TERMINATION OF REGISTRATION >>). The termination of registration of the Warrants will have no effect on the other securities of Publicis registered with the SEC or on the application of the trading regulations of Euronext Paris or other French legal provisions and regulations currently applicable to Publicis and to its warrants and other securities.


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III.  UNDERTAKING  OF THE MAIN  WARRANT  HOLDER -  AGREEMENTS  LIKELY  TO HAVE A
SIGNIFICANT INFLUENCE ON THE OFFER:
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On January 2, 2006,  Dentsu Inc., the largest Warrant holder with  approximately
6.2 million Warrants representing approximately 22% of all the outstanding Warrants, committed to tender all of its Warrants into the Offer. As of this date, no other holder has expressed its intent to tender its Warrants into the Offer.

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IV. FEATURES OF THE OFFER
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The Offer applies to all of the 27,709,748 outstanding Warrants. The Offer price is 9 euros per Warrant. If the proposed transaction resulted in the repurchase of all the 27.7 million outstanding Warrants, it would have an overall value of approximately 249 million euros

The Warrants repurchased by Publicis will be automatically cancelled pursuant to article L. 225-149-2 of the French Code of Commerce.

Holders who would like to tender their Warrants into the Offer under the proposed terms and conditions should submit an order to tender to the authorized investment services provider that acts as the depositary of their securities before the expiration of the Offer at 18:00 (Paris time) on February 13, 2005.

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V. ELEMENTS USED TO EVALUATE THE PRICE OF THE OFFER
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The methods of valuation  used by the Offeror in  connection  with the following multicriteria analysis are: (i) the historic quoted market price of the Warrants and (ii) the theoretical value of the Warrants according to the Black-Scholes valuation model.

A) HISTORIC QUOTED MARKET PRICE OF THE WARRANTS

The Warrants have been traded on the market of Euronext Paris since April 1, 2005, following the expiration on March 24, 2005 of the first lock-up period with respect to the first quarter of the total number of Warrants. The following chart shows the historic quoted market price of the Warrants since the beginning of trading.



-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                Premium (Discount)
                                   Publicis ordinary share                            Average daily trading    implied by the Offer
                                        price ((euro))        Warrant Price ((euro))   volume of the Warrants             price
-----------------------------------------------------------------------------------------------------------------------------------
Quoted price on December 30,                   29.40 (euro)              9.69 (euro)                  4,704               (7.1) %
2005
-----------------------------------------------------------------------------------------------------------------------------------
1-week average*                                29.57 (euro)              9.79 (euro)                  1,706               (8.1) %
-----------------------------------------------------------------------------------------------------------------------------------
1-month average*                               29.34 (euro)              9.98 (euro)                    868               (9.8) %
-----------------------------------------------------------------------------------------------------------------------------------
3-months average*                              27.85 (euro)              9.04 (euro)                    510               (0.4) %
-----------------------------------------------------------------------------------------------------------------------------------
6-months average*                              27.13 (euro)              8.02 (euro)                    417                12.2 %
-----------------------------------------------------------------------------------------------------------------------------------
Average since April 1, 2005*                   26.00 (euro)              6.55 (euro)                    502                37.4 %
-----------------------------------------------------------------------------------------------------------------------------------
Highest price since April 1,
2005*                                          29.66 (euro)             10.51 (euro)                 21,717**             (14.4) %
-----------------------------------------------------------------------------------------------------------------------------------
Lowest price since April 1,
2005*                                          21.78 (euro)              4.30 (euro)                    0**               109.3 %
-----------------------------------------------------------------------------------------------------------------------------------

* AVERAGE BASED ON CLOSING PRICES WEIGHTED BY VOLUMES. AVERAGE DAILY VOLUMES OF THE WARRANTS INCLUDE DAYS WHERE NO TRADING IN THE WARRANTS OCCURRED (SOURCE:
EURONEXT).
** REPRESENTS THE HIGHEST ACTUAL VOLUME IN A SINGLE DAY AND THE LOWEST ACTUAL VOLUME IN A SINGLE DAY, RESPECTIVELY.

It should be noted that the trading volume of the Warrants has been extremely low.

OFF-MARKET TRADES

Publicis is aware of several off-market trades of the Warrants (not reported on Euronext Paris) made in the context of the orderly marketing procedures for the warrants implemented in connection with the acquisition of Bcom3. The table below sets forth a summary of these trades:


------------------------- ---------------------- ----------------------- ---------------------- ----------------------------
Transaction Date              Publicis ordinary           Warrant Price    Number of Warrants    Premium (Discount)
                              share price ((euro))*          ((euro))             traded         implied by the Offer price
------------------------- ---------------------- ----------------------- ---------------------- ----------------------------
July 1, 2005                     (euro)24.95                (euro)5.10            40,000                  76.5%
------------------------- ---------------------- ----------------------- ---------------------- ----------------------------
October 28, 2005                 (euro)27.17                (euro)8.00            99,209                  12.5%
------------------------- ---------------------- ----------------------- ---------------------- ----------------------------
December 2, 2005                 (euro)28.87                (euro)7.50            86,401                  20.0%
------------------------- ---------------------- ----------------------- ---------------------- ----------------------------

* CLOSING PRICE FOR PUBLICIS SHARES AS REPORTED ON EUROLIST BY EURONEXT ON THE DATE OF TRANSACTION (SOURCE: EURONEXT).

2) THEORETICAL VALUE OF THE WARRANTS

o The theoretical value of the Warrants may be calculated by using the Black-Scholes model. The calculations presented below are based on the following assumptions:

     - Price of Publicis' ordinary shares on December 30, 2005 at the close of the Eurolist market of Euronext: (euro)29.40.

     - Dividend paid on July 5, 2005: (euro)0.30 per Publicis ordinary share (implicit dividend yield of 1.02%). For purposes of this calculation, "dividend" means any dividend or distribution, whether of cash, assets or other property and whenever paid or made over the last 12 months to holders of Publicis ordinary shares. The dividend yield is calculated by dividing the dividend by the actual closing price of Publicis' ordinary shares on Euronext on December 30, 2005.

     - Risk-free rate on December 30, 2005: 3.654%. For purposes of this calculation, "risk-free rate" means the Euro-denominated swap rate, with an assumed maturity date of September 24, 2022 and based on the interest rate swap curve (curve I53 displayed on Bloomberg, with a linear interpolation between the points closest to September 22,
          2022).

     - Stock loan rate: 0.40%. For purposes of this calculation, "stock loan rate" means the annual margin over Euribor, the rate charged by a Publicis shareholder when lending Publicis ordinary shares to a third-party investor in a stock lending transaction.

     - Volatility of underlying Publicis ordinary shares: range indicated below.

     -    Warrant exercise price: (euro)30.50.

     -    Maturity: September 24, 2022.


Depending on the chosen volatility, the use of the Black-Scholes model leads to the following theoretical values of the Warrants:


------------------------------------------------------------------------------------------------------------------
              Volatility                Theoretical Value of a Warrant ((euro))    Premium (Discount) implied by the
                                                                                         Offer price
------------------------------------------------------------------------------------------------------------------
                 15%                                  8.80(euro)                                 2.3%
------------------------------------------------------------------------------------------------------------------
                17.5%                                 9.53(euro)                                (5.6)%
------------------------------------------------------------------------------------------------------------------
                 20%                                  10.29(euro)                               (12.5)%
------------------------------------------------------------------------------------------------------------------
                22.5%                                 11.05(euro)                               (18.6)%
------------------------------------------------------------------------------------------------------------------


o For informational purposes, the history of the volatility of the Publicis ordinary shares for the periods ending December 30, 2005 is as follows:

------------------------------------------------------------------------------------------------------------------
                    Reference period:*
------------------------------------------------------------------------------------------------------------------
                         10 days            30 days            50 days           100 days           250 days
------------------------------------------------------------------------------------------------------------------
    Historical
    volatility            9.76%              11.27%            11.87%             14.56%             18.54%
------------------------------------------------------------------------------------------------------------------


* PERIOD ENDING ON DECEMBER 30, 2005

o The following chart provides the sensitivity of the theoretical value of the Warrants to the Publicis ordinary share price at different levels of volatility of Publicis ordinary shares:


--------------------------------------------------------------------------------------------------------------------------
                     Theoretical value of a Warrant - Premium/(Discount) implied by the Offer price
--------------------------------------------------------------------------------------------------------------------------
---------------------------------- ---------------------------------------------------------------------------------------
           Volatility                                          Publicis ordinary share price
---------------------------------- ---------------------------------------------------------------------------------------
---------------------------------- ----------------- ---------------- ----------------- ----------------- ----------------
                                         22 (euro)         24 (euro)      26 (euro)         28 (euro)         30 (euro)
---------------------------------- ----------------- ---------------- ----------------- ----------------- ----------------
              15.0%                     3.90 (euro)      5.08 (euro)       6.38 (euro)       7.77 (euro)       9.24 (euro)
                                        130.8%           77.2%             41.1%            15.8%             (2.6)%
---------------------------------- ----------------- ---------------- ----------------- ----------------- ----------------
              17.5%                     4.58 (euro)      5.80 (euro)        7.11 (euro)      8.51 (euro)       9.98 (euro)
                                        96.5%            55.2%             26.6%             5.8%             (9.8)%
---------------------------------- ----------------- ---------------- ----------------- ----------------- ----------------
              20.0%                     5.26 (euro)       6.51 (euro)       7.85 (euro)      9.26 (euro)      10.74 (euro)
                                        71.1%            38.2%             14.6%             (2.8)%          (16.2)%
---------------------------------- ----------------- ---------------- ----------------- ----------------- ----------------
              22.5%                     5.94 (euro)       7.23 (euro)       8.59 (euro)      10.02 (euro)     11.50 (euro)
                                        51.5%            24.5%             4.8%             (10.2)%          (21.7)%
---------------------------------- ----------------- ---------------- ----------------- ----------------- ----------------


o The data relating to the historic market prices of Publicis ordinary shares since April 1, 2005 are provided in the first table of Section V of this press release.

o For informational purposes, on the basis of the actual market price of Publicis ordinary shares on December 30, 2005, the volatility implied by the Offer price is 16%.

o On the June 3, 2005, July 5, 2005 and September 30, 2005, Publicis acquired a total of 414,938 Warrants*:


-----------------------------------------------------------------------------------------------
Date                         Warrant Price ((euro))     Total volume       Premium/(Discount)
                                                                          implied by the Offer
                                                                                 price
-----------------------------------------------------------------------------------------------
June 3, 2005                   5.00 (euro)                173,411              80.0%
-----------------------------------------------------------------------------------------------
July 5,  2005                  5.10 (euro)                 52,474              76.5%
-----------------------------------------------------------------------------------------------
September 30, 2005             7.00 (euro)                189,053              28.6%
-----------------------------------------------------------------------------------------------


*FOLLOWING THE ISSUANCE OF THE WARRANTS ON SEPTEMBER 24, 2002, 314 WARRANTS WERE CANCELLED AS A RESULT OF FRACTIONAL SHARES RESULTING FROM THE BCOM3 ACQUISITION.

Finally, the firm Ricol, Lasteyrie & Associes rendered to the supervisory board of Publicis an independent expert's appraisal of the Offer price from the point of view of Warrant holders and of Publicis ordinary shareholders to the effect that the Offer price proposed by Publicis is consistent with the interests of Publicis' ordinary shareholders and provides the Warrant holders with liquidity under reasonable conditions. The text of this appraisal will be published in the French offer document (NOTE D'INFORMATION) and U.S. Offer to Purchase included as part of the Schedule TO.

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VI-   OPINION OF THE SUPERVISORY BOARD OF PUBLICIS
-------------------------------------------------------------------------------

During its meeting held on January 2, 2006, by an unanimous vote of its members present or duly represented (six members being absent, including Messrs. Yutaka Narita and Tateo Mataki), the supervisory board of Publicis determined that the proposed Offer was consistent with the interests of Publicis and its ordinary shareholders and observed that no impact was expected from this transaction in terms of employment.

Concerning the interests of Warrant holders with respect to the Offer, the supervisory board considered, by the same unanimous vote of the members present or duly represented, that the conditions of the Offer proposed by Publicis were satisfactory and, as a consequence, recommended that Warrant holders tender their Warrants into the Offer.

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VII-  CONTACT
-------------------------------------------------------------------------------

      Pierre Benaich, Investor Relations                    +33 1 4443 6500

      Eve Magnant, Corporate Communications                 +33 1 4443 7025


PUBLICIS WILL FILE A TENDER OFFER STATEMENT ON SCHEDULE TO WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION. THE TENDER OFFER STATEMENT WILL CONTAIN IMPORTANT INFORMATION, WHICH IS REFLECTED IN THE FRENCH OFFER DOCUMENT (NOTE D'INFORMATION), AND WHICH WARRANT HOLDERS SHOULD READ. THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE AND ALL OTHER DOCUMENTS FILED WITH THE COMMISSION) WILL ALSO BE AVAILABLE FOR FREE AT THE COMMISSION'S WEBSITE AT WWW.SEC.GOV.